Exhibit 10.2

EXECUTION VERSION

HALCÓN RESOURCES CORPORATION

TERM SHEET

JUNE 9, 2016

This Term Sheet(1) sets forth the principal terms of the Restructuring of the Company to be implemented pursuant to a joint prepackaged plan of reorganization, consistent with the terms set forth herein, to be filed in cases commenced by the Company under chapter 11 of the Bankruptcy Code.  As reflected in the restructuring support agreement dated June 9, 2016, by and among the Company and the Consenting Creditors (the “Restructuring Support Agreement”), to which this Term Sheet is an exhibit, the Restructuring is supported by the Company, the Consenting Third Lien Noteholders, the Consenting Unsecured Noteholders, the Convertible Noteholder, and the Consenting Preferred Holders.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY AND THE REQUISITE CREDITORS, EXCEPT AS REQUIRED BY LAW AND AS CONTEMPLATED BY THE RESTRUCTURING SUPPORT AGREEMENT.

Transaction Overview
The Company:

Holdings, together with certain of its subsidiaries that are parties to the Restructuring Support Agreement, namely: Halcón Holdings, Inc., HK Resources, LLC, The 7711 Corporation, Halcón Gulf States, LLC, Halcón Louisiana Operating, L.P., Halcón Field Services, LLC, Halcón Energy Properties, Inc., Halcón Operating Co., Inc., Halcón Williston I, LLC, Halcón Williston II, LLC, Halcón Resources Operating Inc., HRC Energy Louisiana, LLC, HRC Energy Resources (WV), Inc., HRC Production Company, Halcón Energy Holdings, LLC, HRC Energy, LLC, HK Energy, LLC, HK Louisiana Operating, LLC, HK Oil & Gas, LLC, HK Energy Operating, LLC, and HRC Operating, LLC. For purposes of this Term Sheet and the Restructuring, the Company does not include HK TMS, LLC (“TMS”) and SBE Partners, LP (“SBE”) and any of the Company’s and Consenting Creditors’ respective claims against, and/or interests in, TMS and SBE will not be affected, impaired or otherwise impacted in any way or manner by the Restructuring.

Claims and Interests to be Restructured:

Revolving Credit Agreement Claims: consisting of, as of the date hereof, approximately $120.0 million in aggregate unpaid principal amount, which includes undrawn letters of credit, plus interest, fees and other expenses, arising under or in connection with that certain Senior Revolving Credit Agreement, dated as of February 8, 2012, by and among Holdings, as borrower, each of the guarantors named therein, JP Morgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, and the lenders party thereto (as rolled into a debtor-in-possession financing facility or amended, modified or otherwise supplemented from time to time, the “Revolving Credit Facility” or the “Revolving Credit Agreement”)

(1)  Capitalized terms used but not otherwise herein defined have the meanings ascribed to them in either Annex A attached hereto or the Restructuring Support Agreement (as defined below).  To the extent of any direct conflict between this Term Sheet and the Restructuring Support Agreement, the Restructuring Support Agreement will govern and control.

(the “Revolving Credit Agreement Claims”).

Second Lien Note Claims: consisting of approximately $812.8 million in aggregate unpaid principal, plus interest, fees and other expenses, of (a) the 8.625% Senior Secured Notes (the “8.625% Second Lien Notes”) under that certain indenture, dated as of May 1, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee (as amended, modified, or otherwise supplemented from time to time, the “8.625% Second Lien Note Indenture”) and (b) the 12.0% Senior Secured Notes (the “12.0% Second Lien Notes” and, together with the 8.625% Second Lien Notes, the “Second Lien Notes”) under that certain indenture, dated as of December 21, 2015, by and among Holdings, as issuer, each of the guarantors named therein, and U.S. Bank National Association, as trustee (as amended, modified or otherwise supplemented from time to time, the “12.0% Second Lien Note Indenture” and, together with the 8.625% Second Lien Note Indenture, the “Second Lien Note Indentures”) (the “Second Lien Note Claims”).

Third Lien Note Claims: consisting of approximately $1.02 billion in aggregate unpaid principal, plus interest, fees and other expenses, of the Third Lien Notes under the Third Lien Note Indenture (the “Third Lien Note Claims”).

Unsecured Note Claims: consisting of approximately $650.0 million in aggregate unpaid principal, plus interest, fees and other expenses, of: (a) the 8.875% Senior Unsecured Notes under the 8.875% Senior Unsecured Note Indenture; (b) the 9.25% Senior Unsecured Notes under the 9.25% Senior Unsecured Note Indenture; and (c) the 9.75% Senior Unsecured Notes under the 9.75% Senior Unsecured Note Indenture (the “Unsecured Note Claims”).

Convertible Note Claims: consisting of approximately $290.0 million in aggregate unpaid principal, plus interest, fees and other expenses of the Convertible Note issued on February 8, 2012, pursuant to that certain Securities Purchase Agreement, effective December 21, 2011, by and between HALRES LLC (formerly Halcón Resources LLC) and RAM Energy Resources, Inc. (“Securities Purchase Agreement”) (the “Convertible Note Claims”).

General Unsecured Claims: consisting of any Claim against the Company (other than the Unsecured Note Claims, the Convertible Note Claims or any Intercompany Claims) that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”).

Preferred Stock Interests: consisting of $222.5 million, including undeclared dividends, in the Preferred Stock issued by Holdings pursuant to that certain Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock, dated June 17, 2013 (the “Preferred Stock Interests”).

Existing Equity Interests: consisting of any Interests in Holdings (other than the Preferred Stock), including common stock, and any options, warrants or rights to acquire any Interests in Holdings issued pursuant to the Holdings Certificate of Incorporation (the “Existing Equity Interests”).

Transaction Overview
Restructuring Summary:

Creditors and interests holders will receive the following treatments under the Plan:

i.                            The Revolving Credit Agreement Claims: On the Effective Date, the Company will obtain a credit facility pursuant to an amendment or an amendment and restatement of the Revolving Credit Agreement (or any replacement financing) in the aggregate principal amount of approximately $700,000,000, or such lower amount as determined by the Company based on prevailing market conditions, but in no event less than $600,000,000 (the “Amended Revolving Credit Agreement”). The Amended Revolving Credit Agreement shall be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Requisite Third Lien Noteholders. The proceeds from the Amended Revolving Credit Agreement, plus cash on hand, will be used by the Company to (1) provide additional liquidity for working capital and general corporate purposes; (2) pay all reasonable and documented Restructuring Expenses; (3) fund Plan distributions; and (4) fund the administration of the Chapter 11 Cases.

ii.                         Second Lien Note Claims. The legal, equitable, and contractual rights of the Second Lien Notes will be unaltered by the Restructuring or the Plan. On the Effective Date, the Second Lien Notes will be reinstated and unimpaired.

iii.                      Third Lien Note Claims. On the Effective Date, Third Lien Noteholders will receive their pro rata share (based on the total amount of Allowed Third Lien Note Claims) of: (a) New Common Shares, which New Common Shares will represent, after giving effect to the Restructuring, in the aggregate, 76.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Third Lien New Common Shares”) and (b) Cash in the amount of $33.8 million (the “Third Lien Cash Distribution”).

iv.                     Unsecured Note Claims. On the Effective Date, Unsecured Noteholders will receive their pro rata share (based on the total amount of Allowed Unsecured Note Claims) of: (a) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 15.5% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Unsecured Noteholder New Common Shares”); (b) Cash in the amount of $37.6 million (the “Unsecured Noteholder Cash Distribution”); and (c) the Unsecured Noteholder New Warrants to purchase, after giving effect to the Restructuring, 4.0% of the total outstanding shares of Reorganized Holdings as of the Effective Date, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at an exercise price based on a $1.33 billion equity value.

v.                        Convertible Note Claims. Subject to the limitations sets forth below, on the Effective Date, the Convertible Noteholder will receive: (a) New Common Shares, representing, after giving effect to the Restructuring, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants) (the “Convertible Noteholder New Common Shares”); (b) Cash in the amount of $15.0 million (the “Convertible

Noteholder Cash Distribution”); and (c) the Convertible Noteholder New Warrants to purchase 1.0% of the total outstanding shares of Reorganized Holdings as of the Effective Date, subject to dilution by the Management Incentive Plan, exercisable for a four (4) year period commencing on the Effective Date at an exercise price based on a $1.33 billion equity value.

vi.                     General Unsecured Claims. Subject to the limitations set forth below, as a part of the Restructuring, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Company or Reorganized Company, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

vii.                  Preferred Stock Interests. Subject to the limitations set forth below, on the Effective Date, Preferred Holders will receive their pro rata share (based on the total amount of Allowed Preferred Stock Interests) of Cash in the amount of $11.1 million representing a recovery of 5.0% of the liquidation preference per share of the Preferred Stock (the “Preferred Stock Cash Distribution”).

viii.               Existing Equity Interests. Subject to the limitations set forth below, on the Effective Date, Existing Equity Interests will be cancelled and the holders of Existing Equity Interests will receive their pro rata share of New Common Shares representing in the aggregate 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants).

The Plan will provide that, in the event the classes of Unsecured Note Claims, Convertible Note Claims or Preferred Stock Interests vote to reject the Plan (any such class, a “Rejecting Class”) then: (i) any class of claims or interests junior in priority to such Rejecting Class will not receive or retain any value under the Plan; (ii) any New Warrants that were to be distributed to such junior classes of creditors will be cancelled and will not be issued under the Plan; (iii) the New Common Shares that were to be distributed to such junior classes of creditors or interest holders will be reallocated and distributed as set forth in this Term Sheet, and (iv) the Cash that was to be distributed to such junior classes of creditor or interest holders will remain property of the Company and will vest in the Reorganized Company on the Effective Date. In the event the Unsecured Note Claims is a Rejecting Class: (a) no Convertible Noteholder New Warrants will be issued under the Plan; (b) the New Common Shares that were to be distributed to the Convertible Noteholder and Existing Equity Interests shall be reallocated and distributed pro rata to the Third Lien Noteholders; and (c) if the Company elects not to terminate the Restructuring Support Agreement, then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.(2)  In the event the Preferred Stock Interests is a Rejecting Class, the Preferred Holders will not receive or retain any distributions on account of their Preferred Stock Interests.

(2)  In the event the Unsecured Note Claims is a Rejecting Class, and it is determined by the Company in consultation with the Requisite Third Lien Noteholders that the votes of the holders of General Unsecured Claims must be solicited to comply with the requirements of section 1125 of the Bankruptcy Code, then the relevant milestones set forth in the Restructuring Support Agreement with respect to the approval of the Disclosure Statement, confirmation of the Plan and the Effective Date shall be extended by 60 calendar days.

The solicitation of votes on the Plan from Third Lien Noteholders, Unsecured Noteholders and the Convertible Noteholder will be made pursuant to Section 4(a)(2) and Regulation D of the Securities Act and, with respect to Third Lien Note Claims and Unsecured Note Claims, the Company will only solicit votes on the Plan from Eligible Third Lien Noteholders or Eligible Unsecured Noteholders.

At least five (5) business days prior to the Commencement Date, and on the same date, the Company will pay cash interest with respect to the (i) Third Lien Noteholders through the later of May 15, 2016 and the date on which interest and/or dividends are paid on the Unsecured Notes, the Convertible Note or the Preferred Stock and (ii) Unsecured Noteholders through the later of May 15, 2016 and the date on which interest and/or dividends are paid on the Third Lien Notes, the Convertible Note or the Preferred Stock. The Unsecured Noteholder Cash Distribution (i) accounts for the cash interest paid to holders of the 8.875% Senior Unsecured Notes on May 16, 2016, and (ii) assumes that additional cash interest shall be paid to the holders of the 9.25% Senior Unsecured Notes and 9.75% Senior Unsecured Notes prior to the Commencement Date in the amount of $11.1 million, of which $4.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Unsecured Interest Payment”). The Third Lien Noteholder Cash Distribution assumes that additional cash interest shall be paid to the Third Lien Noteholders prior to the Commencement Date in the amount of $33.1 million, of which $16.2 million is attributable to the period from and after April 1, 2016 through May 15, 2016 (the “Third Lien Interest Payment”). From and after the Support Effective Date, the Company shall not make any interest or dividend payments on account of the Convertible Note, Preferred Stock or otherwise, except as provided above. The Convertible Noteholder agrees that, from and after the Support Effective Date, so long as the Restructuring Support Agreement remains in effect as to it (i) no further interest payments shall be made on the Convertible Note and (ii) the Convertible Noteholder waives any default that may arise under the Convertible Note on account of the Company failing to pay interest on any other debt or obligation. The Company shall accrue interest through the Commencement Date on the Third Lien Notes, Unsecured Notes, Convertible Note and Preferred Stock in accordance with the terms thereof, and all such interest, to the extent not paid as set forth above, shall be deemed part of the Third Lien Note Claims, Unsecured Note Claims, Convertible Note Claims, and Preferred Stock Interests, as applicable.

Implementation:	The Company will commence the Chapter 11 Cases and implement the Restructuring pursuant to the Plan as provided in the Restructuring Support Agreement.
Use of Cash Collateral/ DIP Financing:

The Company will seek authority promptly upon commencement of the Chapter 11 Cases to use cash collateral to fund the administration of the Chapter 11 Cases.  In connection with the Company’s use of cash collateral and DIP Financing (if applicable), subject to Bankruptcy Court approval, the Company will provide “adequate protection” (as such term is defined in sections 361 and 363 of the Bankruptcy Code) to the Revolving Credit Agreement Lenders, the Second Lien Noteholders and the Third Lien Noteholders on the terms reasonably satisfactory to the Company and the Requisite Creditors, including, without limitation, customary stipulations as to amount, validity and priority of claims, adequate protection liens, superpriority claims, postpetition reimbursement of fees, 506(c), 552(b) “equities of the case” and marshaling waivers, and reimbursement of reasonable fees and expenses of counsel in accordance with existing fee letters; provided that any adequate protection to the Third Lien Noteholders shall not be cash pay (other than ordinary course expense reimbursements, including, without limitation, the reasonable fees and expenses of counsel).(3) Any order approving the use of cash collateral and/or DIP Financing will be reasonably satisfactory to the Company and the Requisite Creditors.
Classification and Treatment of Claims and Interests
Administrative, Priority Tax, and Other Priority Claims:

On or as soon as practicable after the Effective Date, each holder of an administrative, priority tax or other priority claim will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

Other Secured Claims:

On the Effective Date, to the extent any Other Secured Claims exist, all such Other Secured Claims of the Company allowed as of the Effective Date will be satisfied by either (a) payment in full in Cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Unimpaired – Presumed to Accept

Revolving Credit Agreement Claims:

On the Effective Date, each holder of Allowed Revolving Credit Agreement Claims will receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, its pro rata share of the commitments and/or loans made pursuant to the Amended Revolving Credit Agreement and will receive its benefits and be bound by the obligations therein.

Unimpaired – Presumed to Accept

Second Lien Note Claims:

The legal, equitable, and contractual rights of the holders of Allowed Second Lien Notes Claims are unaltered by the Plan. On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Second Lien Notes Claims will have their Allowed Claims reinstated.

Unimpaired – Presumed to Accept

Third Lien Note Claims:

On the Effective Date, each holder of an Allowed Third Lien Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Third Lien Note Claim, its pro rata share (based on the total amount of Allowed Third Lien Note Claims) of: (i) the Third Lien Note New Common Shares and (ii) the Third Lien Cash Distribution.

Impaired – Entitled to Vote

(3)  The Company may elect to seek funding for the Chapter 11 Cases by means of DIP Financing, which DIP Financing may include a “roll-up” of some or all of the Revolving Lender Credit Facility, but, for the avoidance of doubt, no “roll-up” of any Second Lien Note Claims or Third Lien Note Claims.  The terms of any DIP Financing shall be (a) in form and substance reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) in form and substance satisfactory to the Company and the Requisite Third Lien Noteholders.

Unsecured Note Claims:

On the Effective Date, each holder of an Allowed Unsecured Note Claim will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Note Claim, its pro rata share (based on the total amount of Allowed Unsecured Note Claims) of: (i) the Unsecured Noteholder Cash Distribution; (ii) the Unsecured Noteholder New Common Shares; and (iii) the Unsecured Noteholder New Warrants; provided, however, that if the Unsecured Note Claims is a Rejecting Class, then: (a) no Convertible Noteholder New Warrants will be issued under the Plan; (b) the New Common Shares that were to be distributed to the Convertible Noteholder and Existing Equity Interests shall be reallocated and distributed pro rata to the Third Lien Noteholders; and (c) if the Company elects not to terminate the Restructuring Support Agreement, then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

Impaired – Entitled to Vote

Convertible Note Claims:

On the Effective Date, the Convertible Noteholder will be entitled to receive, in full and final satisfaction of such Allowed Convertible Note Claims: (i) the Convertible Noteholder Cash Distribution; (ii) the Convertible Noteholder New Common Shares; and (iii) the Convertible Noteholder New Warrants; provided, however, that if the Unsecured Note Claims is a Rejecting Class then: (a) the Convertible Noteholder New Warrants will not be issued under the Plan; (b) the New Common Shares that would have been distributed to the Convertible Noteholder under the Plan will be reallocated and distributed to the Third Lien Noteholders; and (c) the Cash that was to be distributed to the Convertible Noteholder pursuant to the Convertible Noteholder Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date; provided, further, however, that if the Unsecured Note Claims is not a Rejecting Class and the Convertible Noteholder Claims is a Rejecting Class, then: (x) the Convertible Noteholder Warrants will not be issued under the Plan; (y) the New Common Shares that would have been distributed to the Convertible Noteholder under the Plan will be reallocated and distributed to the Third Lien Noteholders and the Unsecured Noteholders pro rata based on their respective holdings of New Common Shares; and (z) the Cash that was to be distributed to the Convertible Noteholder pursuant to the Convertible Noteholder Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date.

Impaired – Entitled to Vote

General Unsecured Claims:

On the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Company or Reorganized Company, as applicable, will continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced; provided, however, that if the Unsecured Note Claims is a Rejecting Class then the distributions to be received by the General Unsecured Claims shall be modified so as to comply with section 1129(b) of the Bankruptcy Code, subject to the Consenting Third Lien Noteholders’ rights under Section 9 of the Restructuring Support Agreement.

Unimpaired – Presumed to Accept (subject to the proviso above and in Footnote 2 relating to the Unsecured Note Claims being a Rejected Class)

Intercompany Claims:

All Intercompany Claims will be paid, adjusted, reinstated or discharged as determined by the Company, subject to the consent of the Requisite Third Lien Noteholders and Requisite Unsecured Noteholders, which consent shall not be unreasonably withheld.

Unimpaired – Presumed to Accept

Intercompany Interests:	On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be reinstated. Unimpaired – Presumed to Accept
Preferred Interests:

On the Effective Date, each holder of an Allowed Preferred Stock Interest will be entitled to receive, in full and final satisfaction of such Allowed Preferred Stock Interest, its pro rata share (based on the total amount of Allowed Preferred Stock Interests) of the Preferred Stock Cash Distribution; provided, however, that if the Unsecured Note Claims, the Convertible Note Claims or the Preferred Stock Interests is a Rejecting Class, then the Preferred Holders will not receive or retain any value under the Plan and the Cash to be distributed pursuant to the Preferred Stock Cash Distribution will remain property of the Company and will vest in the Reorganized Company on the Effective Date.

Impaired – Entitled to Vote

Existing Equity Interests:

On the Effective Date, (a) all Existing Equity Interests will be cancelled, and (b) the holders of Existing Equity Interests will receive New Common Shares representing, in the aggregate, 4.0% of the total outstanding shares of Reorganized Holdings (subject to dilution by the Management Incentive Plan and, to the extent applicable, the exercise of the New Warrants); provided, however, that if: (i) the Unsecured Note Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders; (ii) the Unsecured Note Claims is not a Rejecting Class and the Convertible Noteholder Claims is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders and the Unsecured Noteholders based on their respective holdings of New Common Shares; and (iii) the Unsecured Note Claims and the Convertible Note Claims are not Rejecting Classes and the Preferred Stock Interests is a Rejecting Class, then Existing Equity Interests will not receive or retain any value under the Plan and the New Common Shares that would have been distributed to Existing Equity Interests under the Plan will be reallocated and distributed pro rata to the Third Lien Noteholders, the Unsecured Noteholders and the Convertible Noteholder based on their respective holdings of New Common Shares.

The Plan will provide that the holders of Existing Warrants will have until the Warrant Record Date to exercise their respective rights under the Existing Warrants to purchase common stock of the Company and to have such common stock interests treated as Existing Equity Interests under the Plan. To the extent a holder of Existing Warrants does not exercise its Existing Warrants prior to the Warrant Record Date, such Existing Warrants will be cancelled and the holders of such Existing Warrants will not receive or retain any value under the Plan on account of such no-exercised Existing Warrants. Impaired – Deemed to Reject
Section 510(b) Claims:

Any holder of a claim against the Company that is described in section 510(b) of the Bankruptcy Code will not receive a distribution under the Plan and such section 510(b) claims will be extinguished.

Impaired – Deemed to Reject

General Provisions
New Common Shares and New Warrants

The Boards of Directors of the Company and the Reorganized Company and Reorganized Holdings shall each use their reasonable best efforts to have the New Common Shares and New Warrants listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the Effective Date.

Executory Contracts and Unexpired Leases:

The Company reserves the right to reject certain executory contracts and unexpired leases subject to the reasonable consent of the Requisite Third Lien Noteholders. All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Management Incentive Plan:

A post-Restructuring management incentive plan (“Management Incentive Plan”) under which 10% of the New Common Shares will be reserved for issuance as awards under the Management Incentive Plan, as described below. All awards issued under the Management Incentive Plan will be dilutive of all other New Common Shares issued pursuant to the Plan.

•                  Participants: All employees of the Company and its subsidiaries.

•                  Pool: 10% of the total share capital of the Company (subject to dilution by the New Warrants to the same extent other New Common Shares are diluted):

•                  7.5% of the pool (“Exit Awards”) to be granted on the Effective Date with such awards to be allocated to employees as determined by the Chief Executive Officer.

•                  2.5% of the pool to be allocated, in such form and with such terms and conditions as determined by the Compensation Committee of the New Board following the Effective Date.

•                  Exit Awards:

•                  Options

•                  5% of the pool will be in the form of stock options (“Options”) granted on the Effective Date.

•                  The exercise price per share of the Options will be equal to the greater of (1) the per share value based on a Reorganized Company equity value of $650 million or (2) the weighted average trading prices of the New Common Shares for the seven (7) trading dates commencing on the first trading day immediately following the Effective Date (assuming the shares are then publicly traded).

•                  The Options will vest subject to continued employment over 3 years in equal annual installments.

•                  Restricted Stock and Restricted Stock Units

•                  2.5% of the pool will be granted in the form of Restricted Stock or Restricted Stock Units (collectively, the “RSUs”) on the Effective Date.

•                  50% of the RSUs (i.e., 1.25% of the pool) will be vested in full at grant.

•                  50% of the RSUs (i.e., 1.25% of the pool) will vest on the first anniversary of the Effective Date, subject to continued employment.

•                  Accelerated Vesting:

•                  Notwithstanding the foregoing, if, prior to the vesting dates set forth above, any one of the following shall occur then any Options and/or RSUs (as applicable) granted to an employee as set forth above shall immediately vest in full: (i) with respect to management employees who are party to employment agreements with the Company as of June 1, 2016, upon (a) termination of the employee by the Company without Cause, (b) resignation by the employee for Good Reason, and (c) the death or disability of the employee; and (ii) with respect to all other employees, upon the death or disability of the employee. If, prior to the vesting dates set forth above, an employee is terminated with Cause, or resigns without Good Reason, the employee will forfeit any remaining and unvested Options and/or RSUs.

•                  For purposes hereof, (a) “Cause” shall be defined in a manner that is consistent with its definition under existing management employment agreements, and (b) “Good Reason” shall be defined in a manner consistent with its definition under existing management employment agreements, excluding any component of such definition relating to reductions in the budget over which the employee has authority.

Board of Directors:

The initial Board of Directors of Reorganized Holdings (the “New Board”) will be a 9 member board comprised of (i) the Chief Executive Officer, (ii) 3 directors designated by Ares (provided that one such board selection shall be subject to the written consent of Franklin, which consent shall not be unreasonably withheld), (iii) 3 directors designated by Franklin, in the cases of clauses (ii) and (iii) for so long as Ares and Franklin, respectively, is included in the definition of “Requisite Third Lien Noteholders,” and, if Ares or Franklin is not so included, then its three (3) directors shall be designated by Requisite Third Lien Noteholders (and if Franklin is not so included, it shall also lose its consent right to one of Ares’ board selections set forth above), (iv) 1 director designated by the Requisite Unsecured Noteholders (the “Unsecured Director”), and (v) 1 existing director designated by the Chief Executive Officer, which shall be reasonably acceptable to the Requisite Unsecured Noteholders and Requisite Third Lien Noteholders. The New Board will have a three-tiered structure classified into staggered 3-year terms, with two directors initially serving a one-year term, four directors (including the Unsecured Director) initially serving a two-year term, and three directors initially serving a three-year term. The members of the New Board will be identified no later than at the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. On the

Effective Date, the terms of the current members of the boards of directors of Holdings will expire.
Charter; Bylaws:

The charter, bylaws, limited liability company agreements and other organizational documents of each Reorganized Company’s corporate entity will be amended or amended and restated by the Reorganized Company in a manner reasonably satisfactory to the Requisite Third Lien Noteholders, the Requisite Unsecured Noteholders and the Convertible Noteholder and consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable.

Cancellation of Notes, Interests, Instruments, Certificates and other Documents:

Except as provided herein and in connection with the Amended Revolving Credit Agreement and the Second Lien Notes, on the Effective Date, all notes, instruments, certificates evidencing debt to, or equity interests in, the Company, including, without limitation, the Third Lien Notes, the Unsecured Notes, the Convertible Note, the Preferred Stock, the Existing Equity Interests and the Existing Warrants, will be cancelled and obligations of the Company thereunder will be discharged.  In addition, on the Effective Date, any registration rights or similar agreements with respect to Existing Equity Interests will also be cancelled and any obligations of the Company thereunder will be discharged.

Vesting of Assets:

On the Effective Date, and if applicable, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Company’s Estates will vest in the Reorganized Company free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

Compromise and Settlement:

The Plan will contain customary provisions for the compromise and settlement of claims stating that, notwithstanding anything in the Plan to the contrary, the allowance, classification and treatment of allowed claims and equity interests and their respective distributions take into account and conform to the relative priority and rights of such claims and interests in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.

Compensation and Benefit Plans:	All material employee compensation and benefit plans of the Company in effect as of June 1, 2016, will be deemed to be assumed under the Plan.(4)
Survival of Indemnification Obligations and D&O Insurance:

Any obligations of the Company pursuant to its corporate charters, bylaws, limited liability company agreements or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the

(4)  All senior management employment agreements to be modified, if necessary, to provide for one time waiver to ensure that restructuring transactions under the Plan do not trigger a change of control thereunder. There will be no material changes to the terms of the Company’s benefit plans prior to the Effective Date not otherwise contemplated by this Term Sheet.

Company will not be discharged or impaired by confirmation of the Plan.  All such obligations will be deemed and treated as executory contracts to be assumed by the Company under the Plan and will continue as obligations of the Reorganized Company.  In addition, after the Effective Date, the Reorganized Company will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of June 1, 2016, and all members, managers, directors and officers of the Company who served in such capacity at any time prior to the Effective Date will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

Director and Officer Liability Policy:

To the extent the Company plans to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers and directors from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance will be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Company with the reasonable consent of the Requisite Creditors.

Conditions to Effectiveness:

The Plan will be subject to usual and customary conditions to confirmation and effectiveness (as applicable), as well as such other conditions that are reasonably satisfactory to the Company and the Requisite Creditors, including the following:

1.              the Definitive Documents (except as provided in number 5 below) will contain terms and conditions consistent in all respects with this Term Sheet and the Restructuring Support Agreement and will otherwise be reasonably satisfactory in form and substance to the Requisite Creditors;

2.              the Bankruptcy Court will have entered the Confirmation Order, and such Confirmation Order will not have been reversed, stayed or modified;

3.              the Restructuring Support Agreement will not have been terminated, and will be in full force and effect;

4.              all Restructuring Expenses will have been paid in full in Cash;

5.              the Amended Revolving Credit Agreement, including all documentation related thereto, will each be in form and substance (a) reasonably satisfactory to the Requisite Unsecured Noteholders, and (b) satisfactory to the Company and the Requisite Third Lien Noteholders, and will have been consummated; and

6.              all governmental and third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Term Sheet will have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods will have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions to effectiveness may be waived in writing by the Company together with the Requisite Creditors.

Releases:	The Plan will provide for standard releases (including from the holders of Claims, Interests and from the Company) with language substantially to the effect of the following:

Releases by the Company.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in the Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law, by the Company, the Reorganized Company, and the Estates from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, the Reorganized Company, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, the Reorganized Company, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Definitive Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Company and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged, to the maximum extent permitted by law, by (i) the holders of all Claims or Interests who vote to accept the Plan, (ii) the holders of Claims or Interests that are unimpaired under the Plan, (iii) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, and (iv) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, from any and all Claims, obligations, rights, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company or the Reorganized Company, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Restructuring Support Agreement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that constitutes fraud, gross negligence or willful misconduct.

Exculpation:

The Plan will contain standard exculpation provisions with language substantially to the effect of the following:

Exculpation.   To the maximum extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Restructuring Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for fraud, gross negligence or willful misconduct. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Discharge of the Company:

The Plan will contain standard discharge provisions with language substantially to the effect of the following:

Effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all claims and interests will be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Commencement Date, against the Company or any of its assets, property, or Estates; (b) the Plan will bind all holders of claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all claims and interests will be satisfied, discharged, and released in full, and the Company’s liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities will be precluded from asserting against the Company, the Company’s Estates, the Reorganized Company, its successors and assigns, and its assets and properties any other claims or interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Injunction:

The Plan will contain standard injunction provisions with language substantially to the effect of the following:

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest, or remedy released or to be released pursuant to the Plan or the Confirmation Order.

Definitive Documents and Due Diligence:

This Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents.  The Definitive Documents will contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

Securities Exemptions:

Notwithstanding the foregoing, the issuance and distribution under the Plan of (i) the New Common Shares to the Third Lien Noteholders, Unsecured Noteholders, the Convertible Noteholder and holders of Existing Equity Interests, and (ii) the New Warrants to the Unsecured Noteholders and the Convertible Noteholder and the New Common Shares issuable upon exercise thereof will be exempt from registration under the Securities Act or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

Tax Structure:

To the extent possible, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial structure for the Company and their equity holders post-transaction as determined by the Company with the written consent of the Requisite Third Lien Noteholders (with such consent not to be unreasonably withheld).

Avoidance Actions:

The Reorganized Company will retain all rights to commence and pursue any causes of action that are expressly preserved and not released under the Plan, it being understood that the Reorganized Company will not retain any claims or causes of action against the Released Parties, subject to the carveout for any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

Restructuring Expenses:

The Company agrees to pay the reasonable out-of-pocket fees, costs and expenses incurred by each of the Revolving Credit Agreement Agent and each of the Consenting Creditors, and expenses of their respective legal and financial advisors (but no more than one legal counsel, one local counsel in each appropriate jurisdiction and one financial advisor for each of the Revolving Credit Agreement Agent and the Consenting Third Lien Noteholders, and the Consenting Unsecured Noteholders, the Convertible Noteholder, and the Consenting Preferred Holders) (collectively, the “Restructuring Expenses”).  All such Restructuring Expenses incurred and invoiced up to the Commencement Date shall be paid in full in cash prior to the Commencement Date.

Retention of Jurisdiction:	The Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (a) resolution of claims, (b) allowance of compensation and expenses for pre-

Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

Resolution of Disputed Claims:

The Plan will provide customary procedures for the resolution of disputed Claims, including the ability (but not requirement) to establish a claims bar date pursuant to an order of the Bankruptcy Court.  Once resolved, the claimants will receive distributions, if any, in accordance with the provisions of the Plan and the classification of their Allowed Claim.

ANNEX A

Certain Defined Terms

Defined Terms
“Accredited Investor”	An Accredited Investor as defined in Rule 501 of Regulation D under the Securities Act.
“Administrative Expense Claim”

A Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred from and after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Company (such as wages, salaries or commissions for services, and payments for goods and other services and leased premises); (b) Fee Claims; (c) the Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the title 28 of the United States Code, 28 U.S.C. §§1-1401.

“Allowed”

With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (ii) as to which any objection has been determined by a final order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Company and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) any Claim or Interest expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Company will retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise unimpaired pursuant to the Plan.

“Ares”	Ares Management LLC together with any funds or managed accounts affiliated with, or managed by, Ares Management LLC or an affiliate.
“Cash”	Legal tender of the United States of America.
“Cause of Action”

Any action, claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

“Claim”	A “claim,” as defined in section 101(5) of the Bankruptcy Code.
“Class”	Any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.
“Confirmation Hearing”	A hearing at which the Bankruptcy Court will confirm the Plan, as applicable.
“Disputed or Disallowed	Any Claim or Interest that is not yet Allowed.

Defined Terms
Claim or Interest”
“Eligible Third Lien Noteholder”

A Third Lien Noteholder that, as of a certain date set forth in the Disclosure Statement, is an Accredited Investor and certifies to that effect, or the Company reasonably believes is an Accredited Investor.

“Eligible Unsecured Noteholder”

An Unsecured Noteholder that, as of a certain date set forth in the Disclosure Statement, is an Accredited Investor and certifies to that effect, or the Company reasonably believes is an Accredited Investor.

“Estate(s)”	Individually or collectively, the estate or estates of the Company created under section 541 of the Bankruptcy Code.
“Exculpated Parties”

Collectively:  (a) the Company; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

“Existing Warrants”

Any warrants or other options to purchase common stock or units or any other Interests in any of the Company, including, without limitation, those certain five year warrants to purchase 7.3 million shares of Holdings’ common stock issued pursuant to HALRES LLC pursuant to the Securities Purchase Agreement.

“Fee Claim”

A Claim for professional services rendered or costs incurred on or after the Commencement Date and on or prior to the Effective Date by professional persons retained by the Company or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Franklin”	Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.
“Holdings Certificate of Incorporation”	The Amended and Restated Certificate of Incorporation of Holdings dated May 6, 2015, as amended, modified or otherwise supplemented from time to time.
“Interest”

Any ownership interest in the Company, including all common stock or units, preferred stock or units or other instruments evidencing an ownership interest in the Company, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in any of the Company’s corporate entities that existed immediately before the Effective Date.

“Intercompany Claim”	Any Claim against any of the Company’s entities held by another of the Company’s entities.

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Defined Terms
“Intercompany Interest”

An Interest in any of the Company’s entities held by another of the Company’s entities or an Interest in the Company held by an affiliate of the Company (other than any Preferred Stock or Existing Equity Interest in Holdings).

“Other Secured Claim”	A secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, a Revolving Credit Agreement Claim, a Second Lien Note Claim or a Third Lien Note Claim.
“Priority Non-Tax Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.
“Priority Tax Claim”	Any secured or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
“Released Parties”

Collectively:  (a) the Company; (b) the Revolving Credit Agreement Agent; (c) the Revolving Credit Agreement Lenders; (d) the other Secured Parties under and as defined in the Revolving Credit Agreement; (e) the Consenting Third Lien Noteholders; (f) the Consenting Unsecured Noteholders; (g) the Convertible Noteholder; (h) the Consenting Preferred Holders; (i) the Third Lien Note Trustee; (j) the Unsecured Note Trustee; and (k) with respect to each of the foregoing entities in clauses (a) through (j), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

“Reorganized Company”	The Company as reorganized under the Plan, if applicable.
“Revolving Credit Agreement Agent”	JP Morgan Chase Bank, N.A., in its capacity as administrative agent under the Revolving Credit Agreement.
“Revolving Credit Agreement Lenders”	The lenders from time to time party to the Revolving Credit Agreement as lenders thereunder, including former lenders and any applicable assignees and participants thereof.
“Third Lien Note Trustee”	U.S. Bank National Association in its capacity as trustee under the Third Lien Indenture, and its successors and assigns, and collateral trustee under the Third Lien Security Agreement.
“Third Lien Security Agreement”	The Third Lien Security Agreement, dated as of September 10, 2015, between and among Holdings, each of the guarantors named therein, and U.S. Bank, National Association, as collateral trustee.

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Defined Terms
“Unsecured Note Trustee”	U.S. Bank, National Association, as indenture trustee under each of the Unsecured Indentures, and its successors and assigns.
“Warrant Record Date”

The deadline under the Plan for holders of Existing Warrants to exercise their respective rights to purchase common stock in Holdings and receive the treatment afforded to Existing Equity Interests under the Plan, which shall be set by the Company.

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